EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (333-268935) and on Form S-8 (333-266828, 333-235790 and 333-250046) of our report dated March 27, 2024, relating to the consolidated financial statements of Monopar Therapeutics Inc. as of December 31, 2023, which appears in this Annual Report on Form 10-K.

/s/ BPM LLP
BPM LLP

Walnut Creek, California

March 27, 2024